UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2013

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2013, two special-purpose wholly-owned subsidiaries (the “Sellers”) of Blackstone Mortgage Trust, Inc. (the “Company”) entered into a Master Repurchase Agreement (the “Master Repurchase Agreement”) with JPMorgan Chase Bank, National Association (the “Buyer”). The Master Repurchase Agreement provides for advances of up to £153.0 million in the aggregate, which the Company expects to use to finance the acquisition or origination of eligible loans including those with the underlying mortgage property located in the England, as more particularly described in the Master Repurchase Agreement.

Advances under the Master Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.00% and 3.25% depending on the attributes of the purchased assets. Individual advances under the Master Repurchase Agreement can be made at any time prior to its maturity date of December 20, 2016.

In connection with the Master Repurchase Agreement, the Company executed a Guarantee Agreement in favor of the Buyer (the “Guarantee”), pursuant to which the Company guarantees the obligations of the Sellers under the Master Repurchase Agreement up to a maximum liability of (i) 25% of the advances related to purchased loans that are senior mortgage loans and (ii) 100% of the advances related to purchased loans that are mezzanine and junior mortgage loans. The Company may also be liable under the Guarantee for customary “bad-boy” events.

The Master Repurchase Agreement and the Guarantee contain various affirmative and negative covenants including the following financial covenants applicable to the Company: (i) ratio of EBITDA to fixed charges of not less than 1.40 to 1.0; (ii) tangible net worth of not less than $525.0 million plus 75% of the net cash proceeds of any equity issuance after the date of the agreements; (iii) cash liquidity of not less than the greater of (x) $10.0 million or (y) 5% of the Company’s recourse indebtedness; and (iv) indebtedness shall not exceed 80% of the Company’s total assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.

Date: December 26, 2013
	By:	/s/ Randall S. Rothschild
	Name:	Randall S. Rothschild
	Title:	Secretary and Managing Director, Legal and Compliance